Exhibit 99.1

Kimco Realty Announces Third Quarter 2015 Results and Raises Full Year 2015 FFO Guidance Range; Board Approves 6.3% Dividend Increase per Common Share

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--November 4, 2015--Kimco Realty Corp. (NYSE:KIM) today reported results for the third quarter ended September 30, 2015.

Highlights and Subsequent Activity:

  Pro-rata occupancy in both the U.S. and combined portfolios increased 10 basis points over the third quarter of 2014 to 95.6% and 95.4%, respectively;
  Rent spreads for new U.S. leases were up 28.6% with overall U.S. rent spreads increasing 10.6%;
  Raised 2015 funds from operations (FFO) guidance range to $1.54 - $1.57 per diluted share;
  Subsequent to the third quarter, issued a new $500 million, seven-year unsecured bond with a coupon of 3.40%;
  Common quarterly dividend increased 6.3% to $0.255 per share from $0.24 per share; and
  Business simplification continues - completed the sale of Kimco’s interests in 19 Canadian shopping centers to RioCan Real Estate Investment Trust (“RioCan”) for CAD $477.3 million; additional 26 Canadian properties under contract for sale or with an accepted offer with Kimco share totaling approximately CAD $773.9 million.

Financial Results

Net income available to common shareholders for the third quarter of 2015 was $63.0 million, or $0.15 per diluted share, compared to $180.1 million, or $0.44 per diluted share, for the third quarter of 2014. Net income available to common shareholders during the third quarter of 2015 included $35.7 million of gains on the sale of operating properties and $17.7 million of impairments attributable to the sale or pending disposition of operating properties. This compares to $115.4 million of gains on the sale of operating properties and $5.3 million of impairments attributable to the sale or pending disposition of operating properties during the third quarter of 2014. Both gains on sales and impairments of operating properties are excluded from the calculation of FFO.

For the nine months ended September 30, 2015, net income available to common shareholders was $471.2 million, or $1.14 per diluted share, compared to $327.5 million, or $0.80 per diluted share, through September 30, 2014. Net income available to common shareholders for the nine months ended September 30, 2015, included $308.0 million of gains on the sale of operating properties and $33.2 million of impairments attributable to the sale or pending disposition of operating properties. This compares to $256.0 million of gains on the sale of operating properties and $103.7 million of impairments attributable to the sale or pending disposition of operating properties during the comparable period in 2014.

FFO, a widely accepted supplemental measure of REIT performance, was $163.9 million, or $0.40 per diluted share, for the third quarter of 2015 compared to $159.9 million, or $0.39 per diluted share, for the third quarter of 2014. For the nine months ended September 30, 2015, FFO was $500.1 million, or $1.21 per diluted share, compared to $439.5 million, or $1.07 per diluted share, for the same period last year.

FFO as adjusted, which excludes the effects of non-operating impairments as well as transactional income and expenses, was $150.5 million, or $0.36 per diluted share, for the third quarter of 2015 compared to $148.2 million, or $0.36 per diluted share, for the third quarter of 2014. FFO as adjusted for the nine months ended September 30, 2015 was $450.4 million, or $1.09 per diluted share, compared to $432.2 million, or $1.05 per diluted share, for the same period in 2014.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Operating Results

  Pro-rata occupancy in the U.S. and combined portfolios (including Canada) ended the quarter at 95.6% and 95.4%, respectively. This represents an increase of 10 basis points for both the U.S. and combined portfolios over the third quarter of 2014. Third quarter 2015 occupancy includes a negative 20-basis-point impact from the bankruptcy of Anna’s Linens;
  U.S. shopping center portfolio pro-rata occupancy for anchor space (10,000 square feet and greater) was 98.3%, a 10-basis-point increase from the third quarter of 2014. The pro-rata occupancy for small shop space was 88.0%, a 100-basis-point increase over the third quarter of 2014;
  U.S. same-property net operating income (NOI) for the third quarter of 2015 increased 2.4%, which includes a negative 80-basis-point impact from an increase in credit loss mainly attributable to the bankruptcies of The Great Atlantic & Pacific Tea Company (A&P) and Anna’s Linens, compared to the same period in 2014;
  Kimco had a total of nine leases with A&P at the time of their bankruptcy, of which five locations were sold at auction to other grocery operators. The remaining leases, which include one acquired by Kimco and represent $3.3 million of pro-rata annual base rent, were terminated. The company believes these leases, collectively, were substantially below market, and that based on current anchor interest, Kimco will be able to positively mark-to-market these spaces within the next twelve months;
  For the nine months ended September 30, 2015, U.S. same-property NOI increased 3.0% from the comparable 2014 period; and
  U.S. portfolio pro-rata rental-rate leasing spreads increased 10.6% with rental rates for new leases up 28.6% and renewals/options increasing 6.2%.

Investment Activity

The company continues to upgrade its portfolio with high-quality acquisitions and the selective disposition of retail properties in secondary markets. Since the company initiated its portfolio transformation in September 2010, Kimco has acquired 199 properties for a gross amount of $5.3 billion while selling 267 properties totaling $2.5 billion. The result has been a significant upgrade and repositioning of the company’s portfolio with fewer properties overall but with larger, higher-quality assets in key long-term growth markets.

Acquisitions:

As previously announced, in the third quarter, Kimco acquired the remaining 80% ownership interest in Montgomery Plaza, a 465,000-square-foot power center located in the Dallas-Fort Worth-Arlington MSA, from RioCan for $58.3 million based upon a gross value of $72.9 million.

The company opportunistically acquired a parcel adjacent to its flagship Suburban Square shopping center (Ardmore, Pa.) for $1.9 million that will be part of a larger future densification project at this site.

Subsequently in October, Kimco exited another institutional joint venture by acquiring a partner’s 85% ownership interest in Conroe Marketplace (Houston-The Woodlands-Sugar Land MSA), a 289,000-square-foot power center, for $54.4 million based on a gross value of $64.0 million.

Also in October, the company purchased a 36-acre tract of land in Houston for $13.2 million. This parcel is directly across from Kimco’s Grand Parkway Marketplace ground-up development project and will be part of a phase II extension of this project.

Dispositions:

Kimco sold interests in 14 U.S. properties, totaling 1.6 million square feet, for a gross sales price of $141.6 million. In addition, the company sold 14 wholly owned net-leased restaurant properties for $17.3 million. The company’s share from these sales was $97.4 million.

The company also disposed of its 50% interest in Centre Jacques Cartier located in Montreal, Canada, for a gross sales price of $13.5 million (CAD $17.6 million). The company’s share from this sale was $6.7 million (CAD $8.8 million).

In October, Kimco completed the sale of its ownership interests in 19 Canadian properties to RioCan at a pro-rata purchase price of $366.1 million (CAD $477.3 million), including the transfer of $97.0 million (CAD $126.5 million) of existing mortgage debt.

Kimco currently has 22 U.S. properties for sale that are under contract or with an accepted offer totaling approximately $425.6 million, of which the company’s share from these sales is anticipated to be $352.9 million. In addition, there are 26 Canadian properties in which Kimco holds an ownership interest that are under contract for sale or with an accepted offer totaling approximately CAD $1.2 billion. The company’s share from these sales is anticipated to be CAD $773.9 million before taxes and CAD $363.6 million of existing mortgage debt.

Capital Activity:

In October, the company issued a new $500 million, seven-year unsecured bond with a coupon of 3.40%. The proceeds were used for general corporate purposes, including the prefunding of near-term maturities that include the company’s $150 million 5.584% bond due November 2015, a $300 million 5.783% bond due March 2016 and $562.0 million of mortgage debt with a weighted average interest rate of 6.16% maturing during the remainder of 2015 and 2016, and to partially reduce borrowings under the company’s revolving credit facility maturing in March 2018.

As previously announced, the company will redeem its 6.90% Class H Cumulative Redeemable Preferred Stock (and the related depositary shares) on November 25, 2015. In connection with this redemption, the company expects to incur a non-cash transaction charge to FFO of approximately $5.8 million, or $0.01 per diluted share, in the fourth quarter of 2015.

2015 Guidance

Kimco has revised its 2015 full-year guidance range for FFO, FFO as adjusted and transactional income, net:

	Revised Guidance	Previous Guidance
FFO (per diluted share):	$1.54 - $1.57	$1.52 - $1.56
FFO as adjusted (per diluted share):	$1.44 - $1.46	$1.43 - $1.46
Transactional Income, net	$41 million - $45 million	$37 million - $42 million

The company reaffirms its previously provided 2015 operational guidance.

Dividend Declarations

Kimco’s board of directors declared and increased the company’s quarterly cash dividend 6.3% to $0.255 per common share, payable on January 15, 2016, to shareholders of record on January 4, 2016, with an ex-dividend date of December 30, 2015.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, November 5, 2015, at 10:00 a.m. EST. The call will include a review of the company’s third quarter 2015 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 3117139).

A replay will be available through 9:00 a.m. EST on February 3, 2016, by dialing 1-877-344-7529 (Passcode: 10070573). Access to the live call and replay will be available on the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is North America’s largest publicly traded owner and operator of open-air shopping centers. As of September 30, 2015, the company owned interests in 710 shopping centers comprising 105 million square feet of leasable space across 39 states, Puerto Rico, and Canada. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with the company’s expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, as it may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings filed with the SEC, which discuss these and other factors that could adversely affect the company’s results.

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended				Nine Months
	September 30,				September 30,
	2015		2014		2015		2014
Revenues
Revenues from rental properties	$283,387		$246,555		$847,973		$703,139
Management and other fee income	4,995		8,679		17,926		26,245

Total revenues	288,382		255,234		865,899		729,384

Operating expenses
Rent	2,913		3,559		9,479		10,362
Real estate taxes	36,571		31,470		109,343		91,542
Operating and maintenance	34,915		30,561		104,926		85,618
General and administrative expenses	27,310		28,632		89,322		94,525
Provision for doubtful accounts	1,920		901		5,324		4,094
Impairment charges	6,058		2,591		27,908		28,388
Depreciation and amortization	103,708		67,130		258,432		185,307
Total operating expenses	213,395		164,844		604,734		499,836

Operating income	74,987		90,390		261,165		229,548

Other income/(expense)
Mortgage financing income	445		417		2,497		2,544
Interest, dividends and other investment income	5,692		264		38,011		643
Other income/(expense), net	615		(1,397)		100		(4,307)
Interest expense	(54,031)		(51,225)		(162,739)		(153,936)
Income from continuing operations before income taxes,
equity in income of joint ventures, gain on change in control
of interests and equity in income from other real estate investments	27,708		38,449		139,034		74,492

Provision for income taxes, net	(2,844)		(5,252)		(11,933)		(14,693)
Equity in income of joint ventures, net	10,894		51,787		130,808		150,073
Gain on change in control of interests, net	6,342		14,431		146,143		83,773
Equity in income of other real estate investments, net	11,319		6,036		31,236		16,404

Income from continuing operations	53,419		105,451		435,288		310,049

Discontinued operations
Income/(loss) from discontinued operating properties, net of tax	-		6,715		(15)		31,552
Impairment/loss on operating properties, net of tax	-		(4,116)		(60)		(75,675)
Gain on disposition of operating properties, net of tax	-		89,259		-		118,804
Income/(loss) from discontinued operations	-		91,858		(75)		74,681
Gain on sale of operating properties, net of tax (1)	27,665		-		86,219		389

Net income	81,084		197,309		521,432		385,119

Net income attributable to noncontrolling interests (3)	(3,512)		(2,601)		(6,518)		(13,899)

Net income attributable to the Company	77,572		194,708		514,914		371,220

Preferred stock dividends	(14,573)		(14,573)		(43,719)		(43,720)

Net income available to the Company's common shareholders	$62,999		$180,135		$471,195		$327,500
Per common share:
Income from continuing operations: (3)
Basic	$0.15		$0.21		$1.14		$0.63
Diluted	$0.15	(2)	$0.21	(2)	$1.14	(2)	$0.63	(2)
Net income: (4)
Basic	$0.15		$0.44		$1.14		$0.80
Diluted	$0.15	(2)	$0.44	(2)	$1.14	(2)	$0.80	(2)

Weighted average shares:
Basic	411,487		409,326		411,202		408,868
Diluted	412,686		411,101		413,262		410,687
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($3,512) and ($2,603) for the quarters ended September 30, 2015 and 2014 and ($6,518) and ($6,472) for the nine months ended September 30, 2015 and 2014, respectively.
(4)

Includes earnings attributable from participating securities of $405 and $431 for the quarters ended September 30, 2015 and 2014 and $2,178 and $1,292 for the nine months ended September 30, 2015 and 2014, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(unaudited)

	September 30,	December 31,
	2015	2014
Assets:
Operating real estate, net of accumulated depreciation
of $2,092,375 and $1,955,406, respectively	$9,256,277	$7,930,489
Investments and advances in real estate joint ventures	833,650	1,037,218
Real estate under development	157,970	132,331
Other real estate investments	214,253	266,157
Mortgages and other financing receivables	26,207	74,013
Cash and cash equivalents	180,913	187,322
Marketable securities	12,189	90,235
Accounts and notes receivable	172,758	172,386
Other assets	559,767	371,249
Total assets	$11,413,984	$10,261,400

Liabilities:
Notes payable	$3,852,640	$3,171,742
Mortgages payable	1,645,946	1,424,228
Dividends payable	111,480	111,143
Other liabilities	621,521	561,042
Total liabilities	6,231,587	5,268,155
Redeemable noncontrolling interests	92,739	91,480

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,959,100 shares
102,000 shares issued and outstanding (in series)
Aggregate liquidation preference $975,000	102	102
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 413,222,609 and 411,819,818 shares, respectively	4,132	4,118
Paid-in capital	5,770,970	5,732,021
Cumulative distributions in excess of net income	(832,746)	(1,006,578)
Accumulated other comprehensive income	(14,744)	45,122
Total stockholders' equity	4,927,714	4,774,785
Noncontrolling interests	161,944	126,980
Total equity	5,089,658	4,901,765
Total liabilities and equity	$11,413,984	$10,261,400

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
TO FUNDS FROM OPERATIONS - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Nine Months
	September 30,				September 30,
	2015		2014		2015		2014
Net income available to common shareholders	$62,999		$180,135		$471,195		$327,500
Gain on disposition of operating property, net of tax and noncontrolling interests	(27,251)		(89,262)		(85,714)		(118,420)
Gain on disposition of joint venture operating properties and change in control of interests	(8,470)		(26,106)		(222,335)		(137,530)
Depreciation and amortization - real estate related	101,216		68,014		251,108		193,007
Depr. and amort. - real estate jv's, net of noncontrolling interests	17,643		21,821		52,577		71,230
Impairments of operating properties, net of tax and noncontrolling interests	17,739		5,306		33,235		103,723
Funds from operations	163,876		159,908		500,066		439,510
Transactional income, net	(13,414)		(11,706)		(49,700)		(7,261)
Funds from operations as adjusted	$150,462		$148,202		$450,366		$432,249

Weighted average shares outstanding for FFO calculations:
Basic	411,487		409,326		411,202		408,868
Units	1,530		1,530		1,495		1,537
Dilutive effect of equity awards	1,199		2,967		1,337		3,006
Diluted	414,216	(1)	413,823	(1)	414,034	(1)	413,411	(1)

FFO per common share - basic	$0.40		$0.39		$1.22		$1.07
FFO per common share - diluted	$0.40	(1)	$0.39	(1)	$1.21	(1)	$1.07	(1)
FFO as adjusted per common share - diluted	$0.36	(1)	$0.36	(1)	$1.09	(1)	$1.05	(1)
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $336 and $747 for the three months ended September 30, 2015 and 2014, and $1,008 and $2,240 for the nine months ended September 30, 2015 and 2014, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and change in control of interests and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Income From Continuing Operations to
Combined Same Property Net Operating Income "NOI" and
U.S. Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Income from continuing operations	$53,419	$105,451	$435,288	$310,049
Adjustments:
Management and other fee income	(4,995)	(8,679)	(17,926)	(26,245)
General and administrative expenses	27,310	28,632	89,322	94,525
Impairment charges	6,058	2,591	27,908	28,388
Depreciation and amortization	103,708	67,130	258,432	185,307
Other expense, net	47,279	51,941	122,131	155,056
(Benefit)/provision for income taxes, net	2,844	5,252	11,933	14,693
Gain on change in control of interests, net	(6,342)	(14,431)	(146,143)	(83,773)
Equity in income of other real estate investments, net	(11,319)	(6,036)	(31,236)	(16,404)
Non same property net operating income	(11,861)	(3,992)	(58,375)	(16,250)
Non-operational expense from joint ventures, net	47,794	24,274	52,110	86,933
Impact from foreign currency	-	(3,796)	-	(8,771)
Combined Same Property NOI	$253,895	$248,337	$743,444	$723,508
Canadian Same Property NOI	(18,985)	(18,824)	(58,553)	(58,295)
U.S. Same Property NOI	$234,910	$229,513	$684,891	$665,213
Combined Same Property NOI and U.S. Same Property NOI are supplemental non-GAAP financial measures of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Combined Same Property NOI and U.S. Same Property NOI are considered by management to be important performance measures of Kimco's operations, and management believes that these measures are frequently used by securities analysts and investors as measures of Kimco's operating performance as these measures include only the net operating income of properties that have been owned for the entire current and prior year reporting periods including those properties under redevelopment and exclude properties under development and pending stabilization. As such, Combined Same Property NOI and U.S. Same Property NOI assist in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular periods presented, and thus provide a more consistent performance measure for the comparison of the operating performance of Kimco's properties.

Combined Same Property NOI (and U.S. Same Property NOI) is calculated using revenues from rental properties (excluding straight-line rents, lease termination fees and above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes, rent expense and the impact for foreign currency, plus Kimco's proportionate share of Combined Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Combined Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following their inclusion in operating real estate. U.S. Same Property NOI excludes the company’s Canadian properties which are included in Combined Same Property NOI. Kimco’s method of calculating Combined Same Property NOI and U.S. Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2015
	Low	High
Projected diluted net income available to common
shareholder per share	$1.56	$1.75

Projected depreciation & amortization	0.80	0.82

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.15	0.17

Gain on disposition of operating properties,
net of tax and noncontrolling interests	(0.25)	(0.30)

Gain on disposition of joint venture operating properties,
and change in control of interests	(0.80)	(0.95)

Impairments of operating properties, net of tax
and noncontrolling interests	0.08	0.08

Projected FFO per diluted common share	$1.54	$1.57

Transactional income, net	(0.10)	(0.11)

Projected FFO, as adjusted per diluted common share	$1.44	$1.46
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki
Vice President, Investor Relations and Corporate Communications
1-866-831-4297
dbujnicki@kimcorealty.com